Exhibit 10.24

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

CONVERTIBLE PROMISSORY NOTE

$150,000.00 July 10, 2014
Santa Monica, California

For value received, EXPRESS TECHNOLOGIES, INC., a Delaware corporation (the “Company”), promises to pay to Bitcoin Shop, Inc. (the “Holder”), the principal sum of One Hundred Fifty Thousand Dollars ($150,000.00). Interest shall accrue from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal amount at a rate equal to five percent (5%) per annum simple interest. This Note is one of a series of Convertible Promissory Notes containing substantially identical terms and conditions issued pursuant to that certain Convertible Promissory Note Purchase Agreement dated as of July 10, 2014 (the “Purchase Agreement”). Such Notes are referred to herein as the “Notes” and the holders thereof are referred to herein as the “Holders”. This Note is subject to the following terms and conditions.

1. Maturity. Unless converted pursuant to Section 2 or repaid pursuant to Section 3, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, will be payable upon the demand of a Majority in Interest (as defined below) at any time after July 10, 2015 (the “Maturity Date”). Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable without further action by the Holder upon (a) the liquidation, dissolution or winding up of the Company or (b) the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2. Conversion.

(a) Conversion Upon Next Equity Financing. The entire then-outstanding principal amount of and accrued and unpaid interest on this Note (the “Conversion Amount”) shall be automatically converted into the Company’s preferred equity securities (the “Next Equity Securities”) issued and sold at the close of the Company’s next preferred equity financing in a single transaction or a series of related transactions yielding gross proceeds to the Company of at least $750,000 in the aggregate (excluding the conversion of the: i) Notes, and ii) Notes issued in connection with the exercise of the Convertible Note Purchase Option) if consummated prior to the Maturity Date (the “Next Equity Financing”). The number of shares of Next Equity Securities to be issued upon such conversion shall be equal to the greater of (i) the Conversion Amount divided by the product of: (i) the per share price of the Next Equity Securities, and (ii) 0.85 (the “Next Equity Conversion Price”) and (ii) the Conversion Amount divided by: an amount equal to $9,000,000 divided by the Company’s Fully Diluted Capitalization (excluding the conversion of the: i) Notes, and ii) Notes issued in connection with the exercise of the Convertible Note Purchase Option). Upon such conversion of this Note, the Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Next Equity Financing, including a purchase or exchange agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including a lock-up agreement in connection with an initial public offering), and having the same terms and conditions as those agreements entered into by the other purchasers of the Next Equity Securities.

(b) Optional Conversion Upon Maturity Date. In the event that the Company has not consummated the Next Equity Financing prior to the Maturity Date, then at the election of (i) the Holder, with respect to the Note, or (ii) the holders of a majority of the aggregate principal amount of the Notes then outstanding (a “Majority in Interest”), with respect to all of the Notes, this Note shall be automatically converted into such number of shares of the Company’s common stock (the “Common Stock”) equal to (A) the Conversion Amount as of the Maturity Date divided by (B) an amount equal to $9,000,000 divided by the Company’s Fully Diluted Capitalization immediately prior to the Maturity Date (excluding the conversion of the: i) Notes, and ii) Notes issued in connection with the exercise of the Convertible Note Purchase Option). Upon such conversion of this Note, the Holder hereby agrees to execute and deliver to the Company all documents reasonably requested by the Company in connection with such conversion effective as of the Maturity Date, including a purchase or exchange agreement and, to the extent the Holder is not already a party thereto, any other documents entered into by all existing holders of Common Stock. For the purposes of this Note, “Fully Diluted Capitalization” shall mean the total number of the Company’s equity securities outstanding or reserved for issuance (including any shares reserved for issuance under any equity incentive plan, option plan or similar arrangement) as set forth in Exhibit B of the Convertible Note Purchase Agreement.

(c) Mechanics and Effect of Conversion. No fractional equity securities of the Company will be issued upon conversion of this Note. In lieu of any fractional equity securities to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional equity securities. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of equity securities to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

3. Payment Terms. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal. Prepayment of this Note may be made only upon the written consent of a Majority in Interest; provided, that all of the Notes shall be prepaid on a pro rata basis.

4. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new convertible promissory note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

5. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

6. Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile or e-mail, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address, facsimile number or e-mail as set forth below or as subsequently modified by written notice.

7. Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and a Majority in Interest. Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Company, the Holder and each transferee of this Note.

8. Equityholders, Officers and Directors Not Liable. In no event shall any equityholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

9. Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

This Note is executed and delivered as of the date first set forth above.

COMPANY:

EXPRESS TECHNOLOGIES INC.

By:	/s/ Will Wheeler
Name:	Will Wheeler
Title:	CEO

Address: 227 Broadway, Suite 300
Santa Monica, CA 90401